Exhibit 1
May 8, 2006
1. Operating Results for the Fiscal Year Ended March 31, 2006
     Operating results for the fiscal year ended March 31, 2006 were as follows.
          Consolidated Operating Results

		(In millions of yen)
	FY2004	FY2005	% change
Operating revenue	45,867	60,991	33.0%
Operating income	8,619	12,784	48.3%
Ordinary income	8,592	12,785	48.8%
Net income	6,525	9,033	38.4%
2. Notice Regarding Adjustments in Financial Forecasts of Nissin Co., Ltd.
     Nissin Co., Ltd. announced that it has revised its financial forecasts for the fiscal year ended March 31, 2006 announced on December 20, 2005.
(For details, please refer to the press release dated April 27, 2006.)
3. Notice Regarding Changes in Representative Directors
     Nissin Co., Ltd. announced that the Company has informally decided upon changes in its Representative Directors at the Board of Directors Meeting held on April 24, 2006.
     With regard to the change in President and Representative Director, the Company intends to appoint the new director at a General Meeting of Shareholders scheduled to take place on June 24, 2006. The appointment will then be formally resolved at a meeting of the Board of Director to be held on the same day.
(For details, please refer to the press release dated April 24, 2006.)
4. Notice Regarding Adjustments in Financial Forecasts of a Subsidiary, Nissin Servicer Co., Ltd.
     Nissin Servicer Co., Ltd., a consolidated subsidiary of Nissin, announced that it has revised its financial forecasts for the fiscal year ended March 31, 2006 announced on February 6, 2006.
(For details, please refer to the press release dated April 27, 2006.)
NISSIN CO., LTD  SHINJUKU L-TOWER 25F 6-1, NISHI-SHINJUKU 1-CHOME SHINJUKU-KU, TOKYO 163-1525 JAPAN
Tokyo Stock Exchange, First Section (Code : 8571) New York Stock Exchange (Trading symbol : NIS)
IR homepage address : http://www.nisgroup.jp/english/ir/
Investor Relations Dept.: TEL: 03-3348-2423, FAX: 03-3348-3905, E-mail: info-ir@nissin-f.co.jp

5. Notice Regarding Adjustments in Financial Forecasts of a Subsidiary, Aprek Co., Ltd.
     Aprek Co., Ltd. (JASDAQ: 8489), a consolidated subsidiary of Nissin, announced that it has revised its financial forecasts for the fiscal year ended March 31, 2006 announced on January 26, 2006.
(For details, please refer to the press release dated April 21, 2006.)
6. Participation in Symposium of “Healthcare of Society with a Decreasing Birth Rate and Healthcare Business"
     Doshisha University Graduate School of Policy and Management is implementing a project aiming to increase education and research of the integrated healthcare assistance business. Nissin believes that by providing various assistance on this research project, they can contribute to rationalization of healthcare management and formation of new healthcare service industry, as well as contribute to the development of the local economy. Prior to the project starting, Akira Imaki, Executive Officer of Nissin, participated in a symposium at Meitoku Center, Doshisha University on March 24, 2006.
(For details, please refer to “NIS Group Topics” dated April 6, 2006.) *Written in Japanese
7. Announcement of Forming a Business Alliance with Century Leasing System, Inc.
     Nissin Co., Ltd. and NIS Lease Co., Ltd., a 100% consolidated subsidiary of Nissin, announced that they have entered a basic agreement with Century Leasing System, Inc. (“CLS”) to form a business alliance regarding provision of leases for SMEs as well as installment loans. Nissin provides high quality financial services centered around lease and installment loans to a wide range of customers including owners of SMEs in the early stages of business, and aggressively support their business expansion and sales by combining customer base and sales force of CLS and credit provision skills of Nissin.
(For details, please refer to the “NIS Group Topics” dated March 31, 2006.) *Written in Japanese
8. Participation in “The 11th Panel of Japan’s Financial Services Agency"
     A panel of Japan’s Financial Services Agency was held on February 28, 2006. Kunihiko Sakioka, President and Representative Director of Nissin, reported on the present condition of the loan market for SMEs and requests on further revitalization of Japanese economy.
(For details, please refer to the URL, [http://www.nisgroup.jp/]) *Written in Japanese
(The figures herein are based on Japanese GAAP, are unaudited and may be subject to revision.)
NISSIN CO., LTD  SHINJUKU L-TOWER 25F 6-1, NISHI-SHINJUKU 1-CHOME SHINJUKU-KU, TOKYO 163-1525 JAPAN
Tokyo Stock Exchange, First Section (Code : 8571) New York Stock Exchange (Trading symbol : NIS)
IR homepage address : http://www.nisgroup.jp/english/ir/
Investor Relations Dept.: TEL: 03-3348-2423, FAX: 03-3348-3905, E-mail: info-ir@nissin-f.co.jp